Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Palisade Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit ($) (2)	Maximum Aggregate Offering Price ($) (2)	Fee Rate	Amount of Registration Fee ($)
Equity	2021 Palisade Bio, Inc. Equity Incentive Plan, as amended Common Stock, $0.01 par value per share	457(h) (2)	207,648	(3)	$1.71	$355,078.08	0.00013810	$49.04
Equity	Palisade Bio, Inc. 2021 Employee Stock Purchase Plan, as amended Common Stock, $0.01 par value per share	457(h) (2)	28,909	(4)	$1.45	$41,918.05	0.00013810	$5.79
Total Offering Amounts						$396,996.13		$54.83
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$54.83

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Palisade Bio, Inc. (the “Registrant”) that become issuable under the Registrant’s: (i) Palisade Bio, Inc. 2021 Equity Incentive Plan, as amended (the “2021 Plan”) and (ii) Palisade Bio, Inc. 2021 Employee Stock Purchase Plan, as amended (the “2021 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and 457(c) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 2021 Plan shares are calculated using the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on November 6, 2025. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 2021 ESPP shares are calculated using the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on November 6, 2025, multiplied by 85%, which is the percentage of the price per share applicable to purchasers under the 2021 ESPP.

(3)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 Plan on January 1, 2025 pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such provision, on January 1st of 2025, the number of shares authorized for issuance under the 2021 Plan automatically increased by 7.5% of the total number of shares of Common Stock of the Registrant deemed outstanding on December 31 of the preceding calendar year.

(4)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 ESPP on January 1, 2025 pursuant to an “evergreen” provision contained in the 2021 ESPP. Pursuant to such provision, on January 1st of 2025, the number of shares authorized for issuance under the 2021 ESPP automatically increased by 28,909 shares of Common Stock, which was the lesser of (i) 2.5% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year and (ii) 28,909 shares of Common Stock (which number reflects the Registrant’s 1-for-15 reverse stock split that became effective April 5, 2024).